                                                                    Exhibit 99.1


[BUCKLE LOGO]                                                   THE BUCKLE, INC.

                                             2407 W. 24th St. Kearney, NE  68845

                                           P.O. Box 1480 Kearney, NE  68848-1480

                                                            PHONE:  308-236-8491

                                                              FAX:  308-236-4493

FOR IMMEDIATE RELEASE:  August 11, 2005                     WEB:  www.buckle.com

CONTACT:    Karen B. Rhoads, Chief Financial Officer
            The Buckle, Inc.
            308/236-8491

               THE BUCKLE, INC. REPORTS SECOND QUARTER NET PROFITS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income up 42.0 percent on a 7.5 percent sales increase for the second quarter ended July 30, 2005.

Net income for the second quarter of fiscal 2005 increased 42% to $7.6 million, or 39 cents per share (38 cents per share on a diluted basis), compared to net income of $5.3 million, or 25 cents per share (24 cents per share on a diluted basis) for the second quarter of fiscal 2004.

Net sales for the second quarter ended July 30, 2005, increased 7.5 percent to $104.1 million compared to net sales of $96.8 million for the second quarter of fiscal 2004. Comparable store net sales, for stores open at least one year, were up 2.9 percent for the 13 weeks ended July 30, 2005, compared with the 13 weeks ended July 31, 2004.

Net income for the first six months ended July 30, 2005 rose 44% to $16.2 million or 81 cents per share (78 cents per share on a diluted basis), compared with $11.2 million or 52 cents per share (50 cents per share on a diluted basis) for the six months ended July 31, 2004.

Net sales for the first six months of fiscal 2005 increased 9.4 percent to $209.7 million compared to net sales of $191.6 million in the first six months of fiscal 2004. Comparable store net sales increased 4.6 percent for the six months ended July 30, 2005 compared with the six months ended July 31, 2004.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 333 retail stores in 38 states compared with 326 stores in 38 states at this same time a year ago.

To listen to the Company's recorded quarterly earnings commentary, please call
(308) 238-2500.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

                            Financial Table to Follow

                                THE BUCKLE, INC.

                              STATEMENTS OF INCOME
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                              THIRTEEN WEEKS ENDED               TWENTY-SIX WEEKS ENDED
                                                          -----------------------------       -----------------------------
                                                           JULY 30,          JULY 31,          JULY 30,          JULY 31,
                                                             2005              2004              2005              2004

NET SALES                                                  $ 104,130          $ 96,848         $ 209,677         $ 191,622

COST OF SALES (Including buying,
  distribution and occupancy costs)                           67,883            67,054           136,181           131,166
                                                           ---------          --------         ---------         ---------

           Gross profit                                       36,247            29,794            73,496            60,456
                                                           ---------          --------         ---------         ---------

OPERATING EXPENSES:
  Selling                                                     21,721            18,399            42,614            36,733
  General and administrative                                   3,850             3,853             7,978             7,750
                                                           ---------          --------         ---------         ---------
                                                              25,571            22,252            50,592            44,483
                                                           ---------          --------         ---------         ---------

INCOME FROM OPERATIONS                                        10,676             7,542            22,904            15,973

OTHER INCOME, Net                                              1,256               825             2,737             1,743
                                                           ---------          --------         ---------         ---------

INCOME BEFORE INCOME TAXES                                    11,932             8,367            25,641            17,716

PROVISION FOR INCOME TAXES                                     4,379             3,050             9,467             6,511
                                                           ---------          --------         ---------         ---------

NET INCOME                                                 $   7,553          $  5,317         $  16,174         $  11,205
                                                           =========          ========         =========         =========


EARNINGS PER SHARE:
  Basic                                                    $    0.39          $   0.25         $    0.81         $    0.52
                                                           =========          ========         =========         =========

  Diluted                                                  $    0.38          $   0.24         $    0.78         $    0.50
                                                           =========          ========         =========         =========


                                                                                               JULY 30,          JULY 31,
SELECTED FINANCIAL DATA                                                                          2005              2004
                                                                                             -----------       -----------

     Cash and investments                                                                     $ 147,232         $ 182,053
     Inventory                                                                                $ 100,867         $ 100,997
     Property and equipment, net                                                              $  89,239         $  84,947
     Accounts payable                                                                         $  32,397         $  31,921
